Exhibit (10)k

January 27, 2015

Maria Henry
Address 1
Address 2

Dear Maria:

This letter confirms our offer for you to work for Kimberly-Clark Corporation. Your initial assignment will be Senior Vice President and Chief Financial Officer and you will report to me. This position is based in Irving, Texas. Your start date with Kimberly-Clark will be April 27, 2015. The Kimberly-Clark Board of Directors is expected to officially elect you to your executive officer position at their February 17-18, 2015 meeting.

Base Salary
Your starting salary for this position will be $750,000 per year.

Annual Incentive
You will be eligible to participate in Kimberly-Clark's annual incentive plan for management. Your target bonus under that plan will be 90% of your base salary. For 2015, you will be eligible for a full-year bonus based on actual performance results per the plan document.

Long-Term Incentives
You will also be eligible to participate in the long-term incentive plan for management. The 2015 target long-term incentive award for your level is $2,200,000. Our mix of equity is currently 25% in stock options and 75% in performance based restricted share units (“PRSUs”) and your grant will be made on April 29, 2015. The amount, type and mix of long-term incentive instruments used for the annual long-term incentive grants are subject to change.

Total Compensation
Your total annual compensation target is $3,625,000. This amount is comprised of your base salary ($750,000), annual incentive target amount ($675,000) and long-term incentive target amount ($2,200,000). As noted above, your total compensation may be higher or lower than the target amount based on company, team and individual performance and the resulting payouts for the annual and long-term incentive awards.
Benefits and Vacation
As an employee of Kimberly-Clark, you will be eligible for a benefits program that includes medical, dental, life and accident insurance coverage, along with a 401(k) and profit sharing plan, paid vacation/holidays and various other benefits. You will be provided information explaining the terms and conditions of these benefit plans.

You will be extended an executive severance agreement pursuant to the Company’s Executive Severance Plan subject to approval by the Management Development and Compensation Committee of the Board. This plan provides certain benefits to you upon a change in control and subsequent loss of your employment. A summary of the key benefits is enclosed.

You will be eligible to participate in the executive financial counseling program effective January 1, 2016. A summary of the benefits is enclosed.

You will receive four weeks of vacation beginning in 2015 and subsequent years until you are eligible for any additional vacation according to the Kimberly-Clark vacation policy.  Unused vacation based on exception will be forfeited at the end of the year and not paid out in cash.

During Kimberly-Clark‘s annual benefits enrollment in the fall, you will have the option to purchase up to one additional week of vacation for the following calendar year.  This option is not available during your initial enrollment at the start of your employment.  Purchased vacation is forfeited if not used.

Relocation
Kimberly-Clark will relocate you to the Irving, TX area under the terms of Kimberly-Clark’s Relocation Program for Executive-Level New Hire Employees. Additionally, we agree to move your household good items from both of your Chicago area residences.

Kimberly-Clark’s relocation services are administered by Weichert Workforce Mobility, Inc.  A Weichert representative will contact you following your acceptance of this employment offer.  Please do not initiate any relocation activities until you have spoken to a Weichert representative.

Stock Ownership Guidelines
Kimberly-Clark has stock ownership guidelines requiring your position to maintain ownership in Kimberly-Clark stock equal to three times your base salary. You are permitted five years to reach this requirement. For purposes of determining your ownership, time-vested restricted stock and any shares owned outright are counted. If, at the end of the five years, you are not in compliance with guidelines, your situation will be reviewed by the CEO. Non-compliance can result in payment of your annual bonus in time-vested restricted stock units or a decreased long-term incentive grant.

Severance Protection
If your employment is involuntarily terminated by Kimberly-Clark, or by you for Good Reason, during the first year of your employment for any reason other than for cause, we will pay you a lump sum severance amount equal to the sum of one year’s base salary plus target MAAP bonus (such amount, the “Severance Benefit”). The Severance Benefit shall be calculated using your annual base salary and target MAAP percentage as of the date of your termination. This Severance Benefit will be made on the first day of the seventh month following the date of your separation from service.

“Cause,” for purposes of this letter, is defined as follows: (1) habitual neglect of duty or misconduct in discharging your duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Kimberly-Clark rule or policy, including those rules set forth in the Kimberly-Clark Code of Conduct, provided such rule or policy is meaningful and substantive or such failure or refusal to comply detrimentally harms Kimberly-Clark’s business, (4) engaging in disloyal, dishonest or illegal conduct relating to Kimberly-Clark’s business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct which Kimberly-Clark reasonably determines to be meaningfully detrimental to its business.

No termination for “cause” hereunder shall be effective until the Company first has provided to you in writing a statement setting forth in specific detail the basis for a cause termination hereunder.

“Good Reason,” for purposes of this letter, is defined as follows: (1) a material reduction in your authority, duties, or responsibilities, or (2) a failure by Kimberly-Clark to make a payment or grant to you as provided for in this letter that constitutes a material breach by Kimberly-Clark of this agreement; provided that, in all cases described above, you must provide written notice to Kimberly-Clark of such reduction or failure within 90 days of such condition, and Kimberly-Clark has 30 days after notice by you to remedy the condition and not pay the Severance Benefit. To receive the Severance Benefit, you will be required to execute the Corporation’s standard release agreement. The Severance Benefit shall be paid in lieu of the benefit which you would be entitled to under the Kimberly-Clark Corporation Severance Pay Plan, the Kimberly-Clark Corporation Executive Severance Plan or any other severance program then offered by Kimberly-Clark to its senior level executives which would have otherwise been payable by its terms (the “Severance Plan”). Notwithstanding the foregoing, in the event that the benefit you would otherwise be entitled to receive under the Severance Plan is greater than the Severance Benefit, to the extent you remain eligible to participate in the Severance Plan, the receipt of such benefit under the Severance Plan shall be lieu of receipt of the Severance Benefit.

Conditions of this Offer
This offer is subject to the completion of the Pre-placement Health History Form, to ensure that you are physically capable of carrying out the essential duties of your position. If you choose to make us aware that you have a disability under the Americans with Disabilities Act, we would evaluate whether that disability could reasonably be accommodated in regard to those essential job functions.

This offer is also subject to verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. The Government Form I-9 must be completed within three days of your start date. In addition, you will be required to present certain documentation as part of the required verification process.

Kimberly-Clark takes great steps to protect from disclosure its confidential and trade secret information. In accordance with our policies, we expect that as an employee, you will protect any confidential or trade secret information you learn during your employment. In particular, this protection will require that you sign the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement ("Agreement") as a condition of your employment. The Agreement is required of all new hires at Kimberly-Clark.

Because your position may involve access to confidential business information, Kimberly-Clark will perform a pre-placement background investigation. Our offer of employment is contingent upon the results of this background investigation. United States Public Law 104-208 requires we advise you "that an investigative consumer report including information as to...character, general reputation, personal characteristics, and mode of living" may be made. Upon written request, additional information as to the nature and scope of the report will be provided.

Kimberly-Clark is a drug-free work environment. As a result, an additional condition of this offer is that you must pass a pre-employment urine drug screening. This drug screening must be completed within five days of acceptance.
Because your prior position(s) may have involved access to confidential business information, this offer is contingent on your ability to satisfy any post-employment restrictions you may have with your prior employer(s) so that you are not hindered in the performance of the duties of your position by any non-competition or confidentiality agreement.

The employment relationship is at-will and can be terminated at any time for any reason by either party.

Maria, we are excited about you joining Kimberly-Clark and look forward to your formal acceptance of this offer. I know you will be able to pursue your dreams and achieve great results for Kimberly-Clark. Welcome aboard!

If you have any questions or need additional information, please let me know.

Sincerely,

/s/ Thomas J. Falk
Thomas J. Falk
Chairman of the Board & Chief Executive Officer

Copies:    L. Gottung
A. Bru

ACCEPTANCE:

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Donna Buchheit in the envelope provided. The other copy is for your records.

/s/ Maria Henry    1/28/15
Signature / Date

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